Exhibit 10.01

December 5, 2019

Samir Kapuria

Re: Termination Benefits

Dear Samir:

This agreement (the “Letter Agreement”) will be effective December 5, 2019 (the “Effective Date”) and will terminate on December 31, 2020 (the “Termination Date”).

1.             Termination Benefits. If and at such time as you are terminated by NortonLifeLock Inc. (the “Company”) without Cause, or upon your death, prior to the Termination Date, you shall be entitled to receive in addition to the amounts set forth in subsection (i) below, and subject to satisfaction of the Release requirements set forth in Section 4 of this Agreement, the benefits described in subsections (ii), (iii) and (iv) below:

(i)            earned but unpaid base salary and PTO and unreimbursed business expenses incurred through the date of termination of employment (“Accrued Benefits”), payable upon your Termination Date;

(ii)           a single lump sum cash amount equal to your base salary in effect on the Effective Date, payable within sixty (60) days following your Termination Date;

(iii)         A single lump sum cash amount equal to 100% of your annual target bonus amount in effect on the Effective Date, but such amount will be increased by a multiple reflecting the months worked more than 12 months following the Effective Date (e.g., for 13 months of post-Effective Date employment, the bonus multiple will be 108.33%), payable within sixty (60) days following your Termination Date; and

(iv)         vesting of your Unvested Equity Awards as follows:

(A)          For the purposes of this Agreement, the Company shall calculate your outstanding time-based RSUs that are unvested as of the Effective Date (the “Unvested RSUs”) and outstanding performance based restricted stock units that are unvested as of the Effective Date (calculated as set forth in the next sentence in this subsection (iv) (A)) (the “Unvested PRSUs” and together with the Unvested RSUs, the “Unvested Equity Awards), “Unvested PRSUs” means (i) for PRSUs, if any, held by you that are outstanding as of the Effective Date and for which the applicable performance metrics already have been measured, the resulting number of PRSUs that are then-subject to additional time-based vesting requirement plus (ii) for PRSUs, if any, held by you that are outstanding as of the Effective Date and for which the applicable performance metrics have not yet been measured (including in the case of any FY18 PRSUs, carryover amounts based on 3-year TSR achievement), the resulting number of PRSUs that are eligible to vest based on “target” level performance.

(B)          Fifty percent (50%) of the Unvested Equity Awards held by you, reduced by any Unvested RSUs that vest between the Effective Date and your Termination Date, shall vest (and be settled) within thirty (30) days following your Termination Date. For purposes of clarity, all of your Unvested RSUs shall continue to vest during the period from the Effective Date through the Termination Date in accordance with their original vesting schedule.

(C)          In addition to the benefits set forth in subparagraph (B) above, no later than January 5, 2021, you shall be entitled to vest (and settlement) of the remaining Unvested Equity Awards (after reduction for the number of Unvested Equity Awards as determined pursuant to subparagraph (B) above), subject to the satisfaction of the following performance requirements (the “New Performance Shares”) as follows:

a.            75% of the New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020and (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such Average Closing Price is at or above            .

b.            100% of the New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such Average Closing Price is at or above            .

c.            125% of the remaining New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such average trading price is at or above           .

d.            150% of the remaining New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020 (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such Average Closing Price is at or above           . For the avoidance of doubt, you shall not be entitled to receive more than 150% of the New Performance Shares.

e.            Linear interpolation will apply between the trading prices set forth in subsections (a) through (c) above (but linear interpolation will not apply between prices set forth in subsections (c) through (d)).

(D)          Upon a Change in Control (as defined in the Symantec Corporation Executive Retention Plan (the “Retention Plan”)) (or, for the avoidance of doubt, a termination of employment entitling you to the benefits under this Letter Agreement following a Change in Control), the number of remaining New Performance Shares that may be earned will be based on the greater of (x) the number of shares determined by the attainment of the stock price goals set forth in subsections (a) through (e) above, but based only on the price per share payable to stockholders in connection with the Change in Control rather than on the Average Closing Price in subsections (i) or (ii) of subsections (a) through (d) of subsection 1(b)(iv)(C), as the case may be, or (y) 100% of the remaining Unvested Equity Awards referred to in this subsection 1(b)(iv)(D), if greater.

(E)          The share price thresholds for attainment of the share price goals set forth in subsections (a) through (d) above shall be adjusted to take account of extraordinary dividends or other payments to stockholders, if any, as a result of the Purchase Agreement consistent with section 2.2 of the Symantec Corporation 2013 Equity Incentive Plan (the “Equity Plan”) and the treatment of other holders of restricted stock units or options under the Equity Plan or any other equity plan.

(F)          The Committee will certify the achievement of the share price metrics and the resulting number of the New Performance Shares eligible to vest.

(G)         Any portion of any Unvested Equity Awards that does not vest prior to the termination of your employment or upon or following a termination of your employment pursuant to the provisions of this Section 1 shall be forfeited.

2.            Definitions.

(a)            “Average Closing Price” shall mean the average reported closing price of the Company’s common stock for any period of twenty consecutive trading days within the relevant measurement period.

(b)            “Cause” means any or all of the following: (i) failure to perform, to the reasonable satisfaction of the Company, the employee’s duties and/or responsibilities, as assigned or delegated by the Company (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud (iii) material breach of the terms of the employee’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between employee and the Company (iv) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow employee a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

(c)            “Code” means the Internal Revenue Code of 1986, as amended.

(d)            “Committee” means the Compensation and Leadership Development Committee of the Board.

3.            Release Requirement for Certain Severance & Acceleration.

The receipt of any severance payment or equity acceleration payable to you pursuant to Section 1 will be subject to your signing a release of claims that is satisfactory to the Company (a “Release”) and satisfying all conditions to make the Release effective and irrevocable by no later than sixty (60) days after the applicable date of the termination of employment.

4.             Golden Parachute Taxes. In the event that the benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then, your benefits under this Letter Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the you on an after-tax basis, of the greatest amount of benefits under this Letter Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.

5.            Miscellaneous Provisions.

(a)            Section 409A. To the extent that (i) any payments to which you become entitled under this Letter Agreement in connection with a separation from service constitute nonqualified deferred compensation subject to Section 409A of the Code, and (ii) you are deemed at the time of the separation from service to be a specified employee (as such term is defined in U.S. Treasury Regulation 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of your separation from service with the Company, or (B) your date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). The provisions of this Letter Agreement are intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. If any provision of this Letter Agreement is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A of the Code, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Letter Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. Payments pursuant to this Letter Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of U.S. Treasury Regulation 1.409A-2(b)(2).

(b)            Other Severance and Acceleration Arrangements. Except as otherwise specified herein, this Letter Agreement represents the entire agreement between you and the Company with respect to any and all severance arrangements and vesting acceleration arrangements and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between you and the Company relating to the subject matter hereof as may be set forth under any and all prior agreements governing any employment agreement, severance agreement, offer letter, equity grant or programs and plans which were previously offered by the Company to you, including, but not limited to, as applicable, the Symantec Corporation 2013 Equity Incentive Plan, the Symantec Corporation Severance Plan, the Symantec Corporation Executive Severance Plan and the Retention Plan (collectively, the “Prior Arrangements”), and you hereby waive your rights under all such other arrangements after the Effective Date. Notwithstanding the foregoing, (i) upon your Constructive Termination (as defined in the Retention Plan) you will retain the benefits under the Retention Plan that would be payable to you upon a Constructive Termination and the Retention Plan will not be superseded, replaced or waived, provided that you will not be eligible to receive benefits under this Letter Agreement, (ii) if you have not terminated employment for any reason on or prior to the Termination Date, on and after January 1, 2021, the Prior Arrangements shall again be in full force and effect (as such Prior Arrangements may be amended either prior to or following the Termination Date) and (iii) any equity grants that you receive on or after the Effective Date shall not be subject to this Letter Agreement and shall instead remain subject to the Prior Arrangements.

(c)            All Awards Subject to Company Clawback or Recoupment Policy. All benefits shall be subject to clawback, recoupment or forfeiture employee as provided under any clawback, recoupment or forfeiture policy adopted by the Board or required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding awards and the recoupment of any gains realized with respect to awards.

(d)            Withholding Taxes. All payments made under this Letter Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)            No Retention Rights. Nothing in this Letter Agreement will confer upon your right to continue in employment with or other service to the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or you, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(f)             Arbitration. Except for any claim for injunctive relief arising out of a breach of either party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Boston Massachusetts through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Letter Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Letter Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Letter Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

(g)            Amendment. It is expressly agreed that this Letter Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Letter Agreement, executed by authorized representatives of each of the parties to this Letter Agreement. This Letter Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

(h)            Severability. The invalidity or unenforceability of any provision or provisions of this Plan will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(i)                 Governing Law. The Letter Agreement shall be governed and construed in accordance with the laws of the State of California.

* * * *

Please review this offer and confirm your acceptance by signing in the space indicated below and returning your signed letter to me.

Sincerely,

/s/ Kara Jordan

Kara Jordan
VP, Human Resources
NortonLifeLock Inc.

I hereby accept the terms and conditions of the offer of employment stated in this letter.

/s/ Samir Kapuria	12/9/2019
NAME	DATE

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